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Plantronics Prices $500 Million Offering of Senior Notes
SANTA CRUZ, Calif. -- May 21, 2015 – Plantronics, Inc. (NYSE: PLT) today announced the pricing of an offering of $500 million aggregate principal amount of 5.500% senior notes due 2023 (the “Notes”). The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The sale of the Notes is expected to close on May 27, 2015, subject to the satisfaction of customary closing conditions. Interest on the Notes will be payable in cash semi-annually in arrears, beginning on November 15, 2015.
The Notes will mature on May 31, 2023 unless earlier repurchased or redeemed. Holders may require Plantronics to repurchase their Notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.
Prior to May 15, 2018, Plantronics may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any. On or after May 15, 2018, Plantronics may redeem the Notes, in whole or in part, at specified prices that decline over time, plus accrued and unpaid interest, if any. In addition, Plantronics may use the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of the Notes prior to May 15, 2018 at a price equal to 105.500% of the principal amount thereof plus accrued and unpaid interest, if any.
Plantronics intends to use a portion of the net proceeds from the offering, together with cash on hand, to repay all outstanding amounts under its senior credit facility. Pursuant to Plantronics’ return of capital policy announced on March 4, 2015, Plantronics intends to use the remaining net proceeds from the offering for share repurchases and general corporate purposes.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
About Plantronics

Plantronics is a global leader in audio communications for businesses and consumers. We have pioneered new trends in audio technology for over 50 years, creating innovative products that allow people to simply communicate. From Unified Communication solutions to Bluetooth headsets, we deliver uncompromising quality, an ideal experience, and extraordinary service. Plantronics is used by every company in the Fortune 100, as well as 911 dispatch, air traffic control and the New York Stock Exchange. For more information, please visit www.plantronics.com or call (800) 544-4660.

Plantronics and the logo design are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.